EXHIBIT 2.3

EXECUTION VERSION

FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER
This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”) is entered into as of the 20th day of January, 2017, by and among Consolidated Communications Holdings, Inc., a Delaware corporation (“Parent”), FairPoint Communications, Inc., a Delaware corporation (the “Company”), and Falcon Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
WHEREAS, Parent, the Company and Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of December 3, 2016 (the “Agreement”), pursuant to the terms of which, among other things, Parent would acquire the Company through the statutory merger of Merger Sub with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall be the surviving corporation;
WHERAS, pursuant to Section 9.3 of the Agreement, the Agreement may be amended by the parties thereto, by action taken or authorized by their respective boards of directors, at any time before the Effective Time (as such term is defined in the Agreement); and
WHEREAS, Parent, the Company and Merger Sub desire to amend the Agreement as provided herein.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.    Amendment. Exhibit A of the Agreement shall be, and hereby is, amended in its entirety and restated as Exhibit A attached hereto.
2.     Ratification. As amended by this First Amendment, the Agreement is in all respects ratified and confirmed, and as so amended by this First Amendment, the Agreement shall be read, taken and construed as one and the same instrument. Upon the execution of this First Amendment, each reference in the First Agreement or the Agreement to “this Agreement,” “hereby,” “hereunder,” “herein,” “hereof” or words of like import referring to the Agreement shall mean and refer to the Agreement as amended by this First Amendment. Any and all notices, requests, certificates and other instruments executed and delivered prior to, on or after the date of this First Amendment may refer to the Agreement without making specific reference to this First Amendment, but nevertheless all references to the Agreement shall be a reference to such document as amended hereby.
3.    Governing Law. This First Amendment shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions (except to the extent of mandatory provisions of federal law).
4.    Counterparts. This First Amendment may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. Each executed signature page to this First Amendment and to each agreement and certificate delivered by a party hereto pursuant to this First Amendment may be delivered by any of the methods described in Section 10.3 of the Agreement, provided that such delivery is effected in accordance with the notice information provided for in Section 10.3 of the Agreement. In the event that any signature to this First Amendment or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.
[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this First Amendment to be executed by their respective officers hereunto duly authorized.
FAIRPOINT COMMUNICATIONS, INC.
By:    /s/ Paul H. Sunu
Name:    Paul H. Sunu
Title:    Chief Executive Officer

CONSOLIDATED COMMUNICATIONS
HOLDINGS, INC.
By:    /s/ C. Robert Udell, Jr.
Name:    C. Robert Udell, Jr.
Title:    President & Chief Executive Officer
FALCON MERGER SUB, INC.
By:    /s/ C. Robert Udell, Jr.
Name:    C. Robert Udell, Jr.
Title:    President & Chief Executive Officer

Exhibit A
Form of Tenth Amended and Restated Certificate of Incorporation
TENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FAIRPOINT COMMUNICATIONS, INC.
FairPoint Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
A.The name of the Corporation is FairPoint Communications, Inc. The Corporation was originally incorporated under the name “MJD Communications, Inc.” and filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 30, 1993. The Corporation filed Certificates of Amendment with the Secretary of State of the State of Delaware on June 6, 1996, November 24, 1998 and January 28, 2005. The Corporation filed restatements of its Certificate of Incorporation with the Secretary of State of the State of Delaware on July 1, 1994, July 31, 1997, March 26, 1998, October 20, 1999, January 19, 2000, April 28, 2000, May 10, 2002, February 8, 2005 and January 24, 2011.

B.In accordance with Sections 242 and 245 of the Delaware General Corporation Law, the Corporation hereby amends and restates its Certificate of Incorporation as follows:

1.Name. The name of the Corporation is FairPoint Communications, Inc.
2.Registered Agent. The address of its registered agent in the State of Delaware is in the County of Kent at 850 New Burton Road, Suite 201, Dover, Delaware 19904. The name of its registered agent at such address is National Corporate Research, Ltd.
3.Purpose. The purpose for which the Corporation is organized is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware (“DGCL”), and the Corporation shall have all powers necessary to engage in such acts or activities, including, but not limited to, the powers enumerated in the DGCL or any amendment thereto.
4.Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is one hundred shares (100), all of which shall be common stock of par value $.01 per share.
5.Management of the Business and Conduct of the Affairs of the Corporation. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders.

(a)
The business and affairs of the Corporation shall be managed by or under the directions of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things, except as may otherwise be provided in the DGCL or elsewhere herein.

(b)	Subject to the terms of paragraph (d) of this Section 5, the number of directors constituting the Board of Directors shall be as set forth in the by-laws of the Corporation, or determined by the Board of Directors by resolution adopted by the Board of Directors in accordance with the by-laws of the Corporation, but shall not be less than five nor more than eleven.

(c)
Subject to the terms of paragraph (d) of this Section, directors shall be elected by a plurality of the votes cast at the annual meetings of stockholders, or at a special meeting of stockholders called for (or including) such purpose, and each director so elected shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

(d)
Under and in accordance with the reorganization proceeding styled FairPoint Communications, Inc., et al, Case No. 09-16335 (BRL) which confirmed the Debtors’ Third Amended Joint Plan of Reorganization, the initial Board of Directors after the date of this Certificate of Incorporation (the “Initial Board of Directors”) shall consist of seven members. Each director on the Initial Board of Directors shall serve until the next annual meeting of stockholders following the one-year anniversary of the effective date of the Joint Plan of Reorganization and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

(e)
Advance notice of nominations by stockholders for the election of directors, and of stockholder proposals regarding action to be taken at any meeting of stockholders, shall be given in the manner and to the extent provided in the by-laws of the Corporation.

6.By-laws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to alter, amend and repeal the by-laws of the Corporation without a stockholder vote, subject to the power of the stockholders to alter, amend or repeal the by-laws; provided, that with respect to the powers of stockholders to alter, amend or repeal the by-laws, the affirmative vote of the holders of at least a majority in voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal the by-laws of the Corporation, provided that the affirmative vote of the holders of at least two-thirds in such voting power shall be required to alter, amend or repeal certain provisions of the by-laws as provided therein on the date of the Corporation’s Ninth Amended and Restated Certificate of Incorporation.
7.Exoneration.

(a)
The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL, including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof, as the same may be amended or supplemented. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(b)
Any repeal or modification of Section 7(a) hereof shall be prospective only, and shall not adversely affect any elimination or limitation of the personal liability of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

8.Stockholder Action.

(a)
Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

(b)	Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by:

(i)	the Chairman of the Board of Directors,

(ii)	the Lead Director, if any, of the Board of Directors,

(iii)	the Board of Directors, or

(iv)	the Secretary of the Corporation upon a request by the holders of at least 25% in voting power of all outstanding shares of the Corporation entitled to vote at such meeting.

(c)	Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide.

(d)	The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated by the Board of Directors or in the by-laws of the Corporation.

(e)	Elections of directors need not be by written ballot.
9.Quorum at stockholder meetings. The holder of one-third in voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except that the holders of a majority in voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be required to constitute a quorum for:

(a)	a vote for any director in a contested election,

(b)	the removal of a director, or

(c)	the filling of a vacancy on the Board of Directors by the stockholders of the Corporation.
10.Amendments to this Certificate of Incorporation.

(a)
The Corporation reserves the right to amend any provision contained in this Certificate of Incorporation, as the same may be in effect from time to time, in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

(b)
Anything contained in Section 10(a) hereof to the contrary notwithstanding, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, the affirmative vote of the holders of at least two-thirds in voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal in any respect Sections 5, 6, 7, 8 and 9 hereof and this Section 10 or to adopt any provision inconsistent therewith, whether such alteration, amendment or repeal is by amendment to this Certificate of Incorporation or by merger, reorganization, recapitalization or other corporate transaction having the effect of amending this Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned has executed this Tenth Amended and Restated Certificate of Incorporation on this [•] day of [•], 2017.
FAIRPOINT COMMUNICATIONS, INC.
By:
Name:
Title: